Exhibit 99.1
Oceaneering Announces Increase in Revolving Credit Facility to $345 Million

HOUSTON, July 6, 2026 – Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced today that it has entered into an amendment to its senior secured revolving credit facility (“Credit Facility”) to, among other things, increase the commitments from $215 million to $345 million and extend the maturity date from April 2027 to July 2031. The Credit Facility includes the ability to upsize by an additional $85 million and letter of credit availability of $150 million.

Mike Sumruld, Oceaneering’s Senior Vice President and Chief Financial Officer, stated, "We are pleased to announce this amendment to our revolving credit facility, which provides additional financial flexibility to support our ongoing operations, strategic priorities, and growth initiatives. We appreciate the continued support of our bank group, which includes both long-standing relationship banks and new participating lenders."

About Oceaneering

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.

For more information, please visit www.oceaneering.com.

Contacts:
Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
investorrelations@oceaneering.com